Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

EZCORP, Inc.

Austin, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated November 23, 2011 except with respect to our opinion on the consolidated financial statements insofar as it related to the presentation of financial information of guarantor and non-guarantor subsidiaries discussed in Note U, as to which the date is February 3, 2012, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of EZCORP, Inc. included in the Current Report on Form 8-K.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Dallas, Texas

February 3, 2012